GENIE ENERGY DECLARES 1st QUARTER 2014 DIVIDEND ON PREFERRED STOCK

NEWARK NJ – April 24, 2014:   The Board of Directors of Genie Energy Ltd., (NYSE: GNE, GNEPRA) today declared a first quarter 2014 dividend of $0.1594 per share of its Series 2012-A Preferred Stock.

The dividend will be paid on May 15, 2014 to preferred stockholders of record as of the close of business on May 7, 2014.  The ex-dividend date is May 5, 2014.

The distribution will be treated as a return of capital for tax purposes.

This announcement and future announcements of dividend declarations for GNEPRA Series 2012-A Preferred Stock will be filed in Form 8-Ks with the Securities and Exchange Commission and will be posted on the investor relations pages of the Genie Energy website http://genie.com/investors/investor-relations/.

About Genie Energy Ltd.:
Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States.  GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shales and other fuel resources.  GOGAS resource development projects include a conventional oil and gas exploration program in Israel and in-situ oil shale projects in Colorado, Israel and Mongolia. For more information, visit www.genie.com.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com